Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Premiere Global Services, Inc.:

We consent to the use of our reports dated March 17, 2014, with respect to the consolidated balance sheet of Premiere Global Services, Inc. and subsidiaries (the Company) as of December 31, 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference in the Registration Statement on Form S-8 pertaining to the Premiere Global Services, Inc. 2014 Incentive Plan.

Our report with respect to the effectiveness of internal control over financial reporting refers to the Company’s acquisitions of Via-Vox Limited, operating under the name Powwownow (Powwownow) and ACT Teleconferencing, Inc. (ACT) during the year ended December 31, 2013. The Company's management excluded Powwownow and ACT from its assessment of internal control over financial reporting as of December 31, 2013. Powwownow and ACT, on an aggregate basis, represented 3.1% of the Company’s consolidated net revenues and 5.7% of the Company’s consolidated total assets (excluding goodwill and identifiable intangible assets of 15.7%) for the year ended and as of December 31, 2013, respectively. Our audit of internal control over financial reporting of the Company as of December 31, 2013 also excluded an evaluation of the internal control over financial reporting of these acquisitions.

/s/ KPMG LLP

Atlanta, Georgia

June 23, 2014